Exhibit 3.1

AMENDED AND RESTATED BYLAWS
OF
JUNIPER NETWORKS, INC.
(As amended May 11, 2022)
ARTICLE I

CORPORATE OFFICES
1.1REGISTERED OFFICE
The registered office of the Corporation shall be 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of the registered agent of the Corporation at such location is The Corporation Trust Company.
1.2OTHER OFFICES
The board of directors may at any time establish other offices at any place or places where the Corporation is qualified to do business.
ARTICLE II

MEETINGS OF STOCKHOLDERS
2.1PLACE OF MEETINGS
Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the board of directors. In the absence of any such designation, stockholders’ meetings shall be held at the registered office of the Corporation. The board of directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”).
2.2ANNUAL MEETING
The annual meeting of stockholders shall be held each year on a date and at a time designated by the board of directors. At the meeting, directors shall be elected and transact such other business as may properly be brought before the meeting.
2.3SPECIAL MEETING
A special meeting of the stockholders may be called at any time by the (i) board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairman of the board, (iii) the president, or (iv) the chief executive officer, but a special meeting may not be called by any other person or persons. For purposes of these Amended and Restated Bylaws (these “Bylaws”), the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The board of directors, acting pursuant to a resolution adopted by the majority of the Whole Board, may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
If a special meeting is called by any person other than the Whole Board, the request shall be in writing or electronic transmission, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by electronic transmission to the chairman of the board, the president, the chief executive officer, or the secretary of the Corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The officer receiving the request shall cause notice to be promptly given to the stockholders entitled to vote, in accordance with the provisions of Sections 2.4 and 2.5 of this Article II, that a meeting will be held at the time requested by the person or persons who called the meeting, not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after the receipt of the request, the person or persons requesting the meeting may give the notice. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the board of directors may be held.
2.4NOTICE OF STOCKHOLDERS’ MEETINGS
All notices of meetings with stockholders shall be given by written notice or electronic transmission not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. No business may be transacted at a special meeting otherwise than specified in such notice.
2.5ADVANCE NOTICE OF STOCKHOLDER BUSINESS AND DIRECTOR NOMINATIONS BY STOCKHOLDERS
(i)At an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the Corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the board of directors (or any duly authorized committee thereof), (C) by a stockholder of the Corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.5(i) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Section 2.5(i) or (D) with respect to director nominations by a stockholder of the Corporation for inclusion in the Corporation’s proxy materials, by a stockholder of the Corporation who complies with the requirements and procedures set forth in Section 2.5(iii). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these Bylaws and applicable law. For the avoidance of doubt, clauses (C) and (D) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.
(a)To comply with clause (C) of Section 2.5(i) above, a stockholder’s notice must set forth all information required under this Section 2.5(i) and must be timely received by the secretary of the Corporation as set forth in this Section 2.5(i)(a). To comply with clause (D) of Section 2.5(i) above, a stockholder’s notice must set forth all information required under Section 2.5(iii)(e) and must be timely received by the secretary of the Corporation as set forth in Section 2.5(iii)(e). To be timely under clause (C) of Section 2.5(i), a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation not later than the forty-fifth (45th) day nor earlier than the seventy-fifth (75th) day before the Anniversary (as defined below); provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than thirty (30) days prior to or delayed by more than sixty (60) days after the one (1) year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to such annual meeting, or (ii) the tenth (10th) day following the day on which a Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.5(i)(a). “Anniversary” shall mean the one (1) year anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. “Public Announcement” shall mean disclosure in a press release released on Business Wire and/or reported by the Dow Jones News Service, Associated Press or a comparable national news and/or wire service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “1934 Act”).
(b)To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class and number of shares of the Corporation that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative instrument, or derivative positions held or beneficially held, by the stockholder or any Stockholder Associated Person, (4) whether and the extent to which any swap, option, warrant, short interest, hedge or profit interest or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, (6) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting or special meeting and (7) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (7), a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the secretary must be supplemented not later than ten (10) days following the record date to disclose the information contained in clauses (3) and (4) above as of the record date. For purposes of this Section 2.5, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(c)Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.5(i) and, if applicable, Sections 2.5(ii) or 2.5(iii). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 2.5(i), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.
(ii)Advance Notice of Director Nominations. Notwithstanding anything in these Bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.5(ii) or Section 2.5(iii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election to the board of directors of the Corporation shall be made at an annual meeting of stockholders only (A) by or at the direction of the board of directors (or a duly authorized committee thereof), (B) by a stockholder of the Corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.5(ii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.5(ii) or (C) with respect to nominations by a stockholder of the Corporation for inclusion in the Corporation’s proxy materials, by a stockholder of the Corporation who complies with the requirements and procedures set forth in Section 2.5(iii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation.
(a)To comply with clause (B) of Section 2.5(ii) above, a nomination to be made by a stockholder must set forth all information required under this Section 2.5(ii) and must be received by the secretary of the Corporation at the principal executive offices of the Corporation at the time set forth in, and in accordance with, the final four sentences of Section 2.5(i)(a) above.
(b)To be in proper written form to comply with clause (B) of Section 2.5(ii) above, such stockholder’s notice to the secretary must set forth:
(1)as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any Stockholder Associated Person of such nominee, including any derivative positions held or beneficially held by the nominee or any Stockholder Associated Person of such nominee, (D) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction or series of transactions has been entered into by or on behalf of the nominee, or any Stockholder Associated Person of such nominee, with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, or any affiliates or associate of such nominee, (E) such person’s written representation and agreement that such person (i) is not and will not become party to any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as director of the Corporation, will act or vote on any issue or question, (ii) is not and will not become party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with the service or action as a director of the Corporation that has not been disclosed to the Corporation in such representation and agreement, (iii) in such nominee’s individual capacity, would be in compliance, if elected director of the Corporation will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD promulgated under the 1934 Act (“Regulation FD”), code of conduct and ethics, and stock ownership and trading policies and guidelines of the Corporation, (F) a description of all arrangements or understandings (whether written or oral) between the stockholder or a Stockholder Associated Person and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (G) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders, (H) a completed written questionnaire (which questionnaire shall be provided by the secretary of the Corporation upon written request) which accurately and completely provides such information with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made that would be required to be disclosed to stockholders pursuant to applicable law or the rules and regulations of any stock exchange applicable to the Corporation, including, without limitation, (i) all information concerning such persons that would be required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14 of the 1934 Act, (ii) all information required to determine the eligibility of such proposed nominee to serve as a director of the Corporation, to serve as an independent director of the Corporation or to serve on each committee of the board of directors and (iii) such other information as may be reasonably required by the Corporation and (I) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including, without limitation, the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director, if elected); and
(2)as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (5) of Section 2.5(i)(b) above, and the supplement referenced in the second sentence of Section 2.5(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether either such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the Corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).
(c)At the request of the board of directors, any person nominated by a stockholder for election as a director under clause (B) of Section 2.5(ii) above must furnish to the secretary of the Corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given and (2) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.5(ii).
(d)Without exception, no person shall be eligible for election or re-election as a director of the Corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.5(ii) or Section 2.5(iii). In addition, a nominee under clause (B) of Section 2.5(ii) shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these Bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.
(e)A stockholder providing notice of any nomination proposed to be made at an annual meeting or special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 of this Article II shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting, as applicable, and such update and supplement shall be delivered to, or be mailed and received by, the secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of such annual meeting or special meeting.
(iii)Proxy Access for Director Nominations.
(a)The Corporation will include in its proxy statement, and on its form of proxy for an annual meeting of stockholders, the name of, and the Required Information (as defined below) relating to, any nominee for election or re-election to the board of directors (i) who satisfies the eligibility requirements of this Section 2.5(iii) (a “Stockholder Nominee”) and (ii) who is identified in a timely delivered Stockholder Notice (as defined below) by an Eligible Stockholder (as defined below).
(b)Certain Definitions.
(1)“Stockholder Notice” means a written notice that complies with the requirements of this Section 2.5(iii) and is given by or on behalf of an Eligible Stockholder.
(2)“Eligible Stockholder” means a stockholder or beneficial owner or Stockholder Group (as defined in Section 2.5(iii)(c)(1)) that (A) Owns (as defined in Section 2.5(iii)(d)), as of the date of the Stockholder Notice and as of the date of the annual meeting of stockholders at which such Eligible Stockholder’s Stockholder Nominee is included in the Corporation’s proxy statement and form of proxy as a nominee to the board of directors, a number of shares that represents at least three percent (3%) of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”), (B) has Owned the Required Shares continuously for at least three (3) years as of the date of the Stockholder Notice and as of the date of the annual meeting of stockholders (the “Minimum Holding Period”) and (C) expressly elects at the time of the delivery of the Stockholders Notice to have one or more Stockholder Nominees included in the Corporation’s proxy materials pursuant to this Section 2.5(iii).
(3)“Required Information” means (A) the information set forth in the Schedule 14N promulgated under the 1934 Act (“Schedule 14N”) provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy materials; and (B) if the Eligible Stockholder so elects, a written statement, not to exceed five hundred (500) words, of the Eligible Stockholder for inclusion in the Corporation’s proxy statement in support of its Stockholder Nominee or Stockholder Nominees, which written statement must be provided at the same time as the Stockholder Notice.
(c)Aggregation of Stockholders.
(1)For purposes of determining an Eligible Stockholder, the shares Owned (as defined in Section 2.5(iii)(d)) by more than one stockholder and/or beneficial owner continuously for at least three (3) years as of the date of the Stockholder Notice and as of the date of the annual meeting of stockholders may be aggregated (a “Stockholder Group” and each such stockholder or beneficial owner, a “member”); provided that the number of stockholders and/or beneficial owners whose Ownership of shares is aggregated for such purpose shall not exceed twenty (20).
(2)If an Eligible Stockholder consists of a Stockholder Group, the requirements for an Eligible Stockholder set forth in this Section 2.5(iii), including the Minimum Holding Period, must be satisfied by each member of the Stockholder Group. Should any member of a Stockholder Group cease to satisfy the eligibility requirements in this Section 2.5(iii), as determined by the board of directors, or withdraw from a group of Eligible Stockholders, at any time prior to the annual meeting, the Eligible Stockholder shall only be deemed to own the shares held by the remaining members of the Stockholder Group.
(3)No shares shall be attributed to more than one Stockholder Group, and no stockholder or beneficial owner or Stockholder Associated Person shall be a member of more than one Stockholder Group.
(4)Two (2) or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer or (C) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or beneficial owner for purposes of determining a Stockholder Group.
(d)Ownership of Shares.
(1)A stockholder or beneficial owner shall be deemed to “Own” only those outstanding shares of the Corporation as to which such person possesses both (A) the full voting and investment rights and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, however, that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (i) sold by such person or any of its Stockholder Associated Persons in any transaction that has not been settled or closed, including any short sale, (ii) borrowed by such person or any of its Stockholder Associated Persons for any purposes or purchased by such person or any of its Stockholder Associated Persons pursuant to an agreement to resell, or (iii) subject to any option, warrant, forward contract, swap, contract of sale or other derivative or similar agreement entered into by such person or any of its Stockholder Associated Persons, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such person’s or its Stockholder Associated Persons’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its Stockholder Associated Persons. The terms “Owned,” “Owns,” “Owning,” “Ownership” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, shall have correlative meanings.
(2)A stockholder or beneficial owner shall “Own” shares held in the name of a nominee or other intermediary so long as such stockholder or beneficial owner retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. The stockholder’s or beneficial owner’s Ownership shall be deemed to continue during any period in which the stockholder or beneficial owner has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by such stockholder or beneficial owner.
(3)A stockholder’s or beneficial owner’s Ownership shall be deemed to continue during any period in which the stockholder or beneficial owner has loaned such shares; provided that the stockholder or beneficial owner has the power to recall such loaned shares on no more than five (5) business days’ notice, the stockholder or beneficial owner recalls such loaned shares within five (5) business days of being notified that its Stockholder Nominee will be included in the Corporation’s proxy materials and the stockholder or beneficial owner holds such recalled shares through the date of the annual meeting (including any adjournment or postponement thereof).
(e)Stockholder Notice Requirements. To be in proper written form, the Stockholder Notice must include:
(1)The information required pursuant to Sections 2.5(ii)(b)(1) and 2.5(ii)(b)(2)(A).
(2)The written consent of each Stockholder Nominee to being named in the Corporation’s proxy materials and to serving as a director if elected.
(3)A copy of the Schedule 14N that has been or concurrently is filed with the U.S. Securities and Exchange Commission (the “SEC”) under the 1934 Act.
(4)The written agreement of the Eligible Stockholder (including each member of a Stockholder Group) setting forth the following:
(A)the number of shares of the Corporation it has Owned continuously for at least three (3) years as of the date of the Stockholder Notice and an agreement to continue to own such shares through the annual meeting;
(B)an agreement to provide (i) on the business day preceding the annual meeting, the information required pursuant to Sections 2.5(ii)(b)(1) and 2.5(ii)(b)(2)(A) as well as any information requested under this Section 2.5(iii) through and as of the business day immediately preceding the annual meeting, (ii) on the business day preceding the annual meeting, written statements from the record holder and intermediaries as required under Section 2.5(iii)(f)(1) verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, through and as of the business day immediately preceding the annual meeting, (iii) immediate notice to the Corporation if the Eligible Stockholder ceases to Own the Required Shares prior to the annual meeting and (iv) the information required pursuant to Section 2.5(ii)(c);
(C)the Eligible Stockholder’s representation and warranty that the Eligible Stockholder and its Stockholder Associated Persons (i) have not engaged and will not engage in, and have not and will not be a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) promulgated under the 1934 Act, in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the board of directors, (ii) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation and (iii) acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;
(D)the Eligible Stockholder’s agreement to (i) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (ii) indemnify and hold harmless (jointly with all other members of the Stockholder Group with respect to such Eligible Stockholder) the Corporation and its affiliates and each of its and their directors, officers, employees and agents individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or its affiliates or any of its or their directors, officers, employees or agents arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.5(iii), and (iii) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting, and (iv) provide to the Corporation within five (5) business days after request, but in any event prior to the day of the annual meeting, additional information reasonably requested by the Corporation;
(E)the following information: (i) details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N and (ii) details of any position of a Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three (3) years preceding the submission of the Stockholder Notice; and
(F)in the event that the Eligible Stockholder consists of a Stockholder Group, the designation by all members of the Stockholder Group of one member of such Stockholder Group that is authorized to act on behalf of all members of the Stockholder Group with respect to the nomination and matters related thereto, including withdrawal of the nomination.
(5)To be timely delivered under this Section 2.5(iii), the Stockholder Notice must be received by the secretary at the principal executive offices of the

Corporation not later than the one hundred and twentieth (120th) day nor earlier than the one hundred and fiftieth (150th) day before the Anniversary; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than thirty (30) days prior to or delayed by more than sixty (60) days after the one (1) year anniversary of the date of the previous year’s annual meeting, then, for the Stockholder Notice to be timely delivered under this Section 2.5(iii), the Stockholder Notice must be received by the secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which Public Announcement of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the Stockholder Notice.
(f)Eligible Stockholder Requirements. An Eligible Stockholder shall:
(1)Within five (5) business days after the date of the Stockholder Notice, provide to the Corporation written evidence of Ownership of the Required Shares reasonably satisfactory to the Corporation from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three (3) year holding period through the date of the Stockholder Notice, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously for such three (3) year period.
(2)Include a statement in the Schedule 14N filed with the SEC certifying that the Eligible Stockholder Owns and has Owned the Required Shares in compliance with this Section 2.5(iii).
(3)File with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the annual meeting, one or more of the Corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether any such filing is required under Regulation 14A promulgated under the 1934 Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A promulgated under the 1934 Act.
(4)As to any Stockholder Group, within five (5) business days after the date of the Stockholder Notice, provide documentation reasonably satisfactory to the Corporation demonstrating that the number of stockholders and beneficial owners within such Stockholder Group does not exceed twenty (20), including whether a group of funds qualifies as one stockholder or beneficial owner within the meaning of Section 2.5(iii)(c)(4).
The information provided pursuant to this Section 2.5(iii)(f) shall be deemed part of the Stockholder Notice for purposes of this Section 2.5(iii).
(g)Stockholder Nominee Requirements.
(1)Within the time period specified in Section 2.5(iii)(e)(5) for delivery of the Stockholder Notice, the Stockholder Nominee shall deliver to the secretary at the principal executive offices of the Corporation a written representation and agreement (which shall be deemed part of the Stockholder Notice) signed by each Stockholder Nominee and representing and agreeing that such Stockholder Nominee:

(A)is not and will not become a party to (i) any agreement, arrangement, or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) other than any Voting Commitment that is disclosed in writing to the Corporation or (ii) any Voting Commitment that could limit or interfere with such individual’s ability to comply with his or her fiduciary duties under applicable law;
(B)is not and will not become a party to any agreement, arrangement, or understanding (whether written or oral) with any person or entity with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Stockholder Nominee or, if elected as director, in connection with service or action as a director, in each case, that has not been disclosed in writing to the Corporation; and
(C)in such nominee’s individual capacity, would be in compliance, if elected director of the Corporation will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Corporation.
(2)At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five (5) business days after such request, submit all completed and signed questionnaires required of the Corporation’s directors and provide to the Corporation such other information as it may reasonably request. The Corporation may also request such additional information as necessary to permit the board of directors to determine if each Stockholder Nominee satisfies the requirements of this Section 2.5(iii).
(h)Allowable Stockholder Nominees.
(1)The maximum number of Stockholder Nominees that may be included in the Corporation’s proxy materials pursuant to this Section 2.5(iii) at an annual meeting shall not exceed the greater of (A) two (2) or (B) twenty percent (20%) of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.5(iii) with respect to an annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (20%) (such maximum number of Stockholder Nominees, the “Permitted Number”).
(2)With respect to an annual meeting, the Permitted Number shall be reduced by:
(A)the number of Stockholder Nominees whose names were submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 2.5(iii) but (i) were subsequently withdrawn by the nominating Eligible Stockholder for any reason, including the unwillingness of the Stockholder Nominee to serve on the board of directors or (ii) were deemed withdrawn because such Stockholder Nominee ceased to satisfy the eligibility requirements set forth in this Section 2.5(iii), as determined by the board of directors;

(B)the number of Stockholder Nominees that the board of directors decides to nominate at such annual meeting as a board of director nominee;
(C)directors in office who had been nominated and included in the Corporation’s proxy materials pursuant to this Section 2.5(iii) at any of the preceding two (2) annual meetings and who are re-nominated for election by the board of directors; and
(D)any directors in office or director nominees that in either case will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding (whether written or oral) between the Corporation and a stockholder or beneficial owner or group of stockholders or beneficial owners (other than any agreement, arrangement or understanding (whether written or oral) entered into in connection with an acquisition of stock from the Corporation by such stockholder or beneficial owner or group of stockholders or beneficial owners), except that the Permitted Number shall not be reduced below one (1) pursuant to this Section 2.5(iii)(h)(2)(D).
(3)In the event that one or more vacancies for any reason occurs after the deadline in Section 2.5(iii)(e)(5) for delivery of the Stockholder Notice but before the annual meeting and the board of directors resolves to reduce the size of the board of directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced.
(4)In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.5(iii) exceeds the Permitted Number (as calculated in accordance with this Section 2.5(iii)(h)), the Corporation shall determine which Stockholder Nominees shall be included in the Corporation’s proxy materials in accordance with the following provisions: each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as Owned in its respective Stockholder Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(5)Following the determination of which Stockholder Nominee(s) shall be included in the Corporation’s proxy materials, if thereafter any Stockholder Nominee is not submitted for election or re-election to the board of directors for any reason (including the Eligible Stockholder’s or the Stockholder Nominee’s failure to comply with this Section 2.5(iii)), no other nominee or nominees shall be included in the Corporation’s proxy materials in substitution thereof.
(i)Exclusion and Omission of Stockholder Nominees.
(1)Notwithstanding anything to the contrary contained in this Section 2.5(iii), the Corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(A)the Eligible Stockholder or Stockholder Nominee breaches any of its respective agreements, representations, or warranties set forth in the Stockholder Notice (or otherwise submitted pursuant to this Section 2.5(iii)), any of the information in the Stockholder Notice (or otherwise submitted pursuant to this Section 2.5(iii)) was not, when provided, true, correct and complete, or the requirements of this Section 2.5(iii) have otherwise not been met;
(B)the Stockholder Nominee (i) is not independent under any applicable listing standards, any applicable rules of the SEC, and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the Corporation’s directors, (ii) does not qualify as independent under audit committee independence requirements set forth under any applicable listing standards, as a “non-employee director” under Rule 16b-3 promulgated under the 1934 Act, or as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, (iii) is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (iv) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten (10) years or (v) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;
(C)the election of the Stockholder Nominee to the board of directors would cause the Corporation to violate its certificate of incorporation (the “Certificate of Incorporation”), these Bylaws, or any applicable law, rule, regulation or listing standard; or
(D)the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder or beneficial owner intends to nominate any candidate for election to the board of directors pursuant to the advance notice requirements for nominees for director in Section 2.5(ii) of these Bylaws.
(2)Any Stockholder Nominee who is included in the Corporation’s proxy materials for an annual meeting of stockholders but either (A) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure of such Stockholder Nominee or the nominating Eligible Stockholder to comply with any provision of these Bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice) or (B) does not receive a number of votes cast in favor of his or her election at least equal to twenty-five percent (25%) of the shares present in person or represented by proxy and entitled to vote in the election of directors, will be ineligible to be a Stockholder Nominee pursuant to this Section 2.5(iii) for the next two (2) annual meetings.
(j)Additional Provisions.
(1)The board of directors (and any other person or body authorized by the board of directors) shall have the power and authority to interpret this Section 2.5(iii) and to make any and all determinations necessary or advisable to apply this Section 2.5(iii) to any persons, facts or circumstances. Any such interpretation or determination adopted in good faith by the board of directors (or any other person or body authorized by the board of directors) shall be binding on all persons, including the Corporation and its stockholders (including any beneficial owners).
(2)Unless otherwise required by law or otherwise determined by the board of directors, if the Eligible Stockholder (or a qualified representative of the Eligible Stockholder) does not appear at the annual meeting to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, and no vote on such Stockholder Nominee or Stockholder Nominees shall occur, notwithstanding that proxies in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the Corporation. For purposes of this Section 2.5(iii)(j)(2), to be considered a “qualified representative” of the Eligible Stockholder, a person must be authorized by a writing executed by such Eligible Stockholder (or an electronic transmission delivered by such Eligible Stockholder) to act for such Eligible Stockholder as proxy at the annual meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting.
(3)In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the secretary in writing and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.5(iii).
(4)Notwithstanding anything to the contrary contained in this Section 2.5(iii), the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the written statement of the Eligible Stockholder or any other statement in support of a Stockholder Nominee included in the Stockholder Notice, if the board of directors determines that (A) such information is not true in all material respects or omits a material fact necessary to make the information, in light of the circumstances under which it is provided, not misleading, (B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person, or (C) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation. In addition, the Corporation or the board of directors may determine, in their discretion, to include other information in the proxy statement relating to the nomination of each Stockholder Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 2.5(iii) and any solicitation materials or related information with respect to a Stockholder Nominee.
This Section 2.5(iii) shall be the exclusive method for stockholders and beneficial owners to include nominees for director election in the Corporation’s proxy materials. For the avoidance of doubt, this Section 2.5(iii) does not apply to special meetings of stockholders.
(iv)Advance Notice of Director Nominations for Special Meetings.

(a)For a special meeting of stockholders at which directors are to be elected pursuant to Section 2.3, nominations of persons for election to the board of directors shall be made only (1) by or at the direction of the board of directors or (2) by any stockholder of the Corporation who (A) is a stockholder of record at the time of the giving of the notice required by this Section 2.5(iv) and on the record date for the determination of stockholders entitled to vote at the special meeting and (B) delivers a timely written notice of the nomination to the secretary of the Corporation that includes the information set forth in Sections 2.5(ii)(b) and (ii)(c) above. To be timely, such notice must be received by the secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 2.5(iv). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.
(b)The chairperson of the special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these Bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.
(v)Other Requirements and Rights.
In addition to the foregoing provisions of this Section 2.5, a stockholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.5. Nothing in this Section 2.5 shall be deemed to affect any right of the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act and nothing in this Section 2.5 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act.
2.6QUORUM
The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present (remote or in person) or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairman of the meeting, or (ii) the majority of stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
When a quorum is present or represented at any meeting, the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy voted for or against the matter shall decide any question brought before such meeting, unless the question is one upon which, by express provisions of the statutes, the Certificate of Incorporation, these Bylaws, the applicable stock exchange or the rules of the 1934 Act, a different vote is required, in which case such express provision shall govern and control the decision of the question. The board of directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.
2.7ADJOURNED MEETING; NOTICE
When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
2.8VOTING
The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Sections 2.11 and 2.13 of these Bylaws, subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).
Except as may be otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
2.9WAIVER OF NOTICE
Whenever notice is required to be given under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.
2.10STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING
The stockholders of the Corporation may not take action by written consent without a meeting but must take any such actions at a duly called annual or special meeting of stockholders.
2.11FIXING DATE FOR DETERMINATION OF STOCKHOLDERS OF RECORD
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

If the board of directors does not so fix a record date, the fixing of such record date shall be governed by the provisions of Section 213 of the DGCL.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.
2.12PROXIES
Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by a written proxy, signed by the stockholder and filed with the secretary of the Corporation, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, electronic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(c) of the DGCL. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing a subsequent duly executed proxy with the secretary of the Corporation.
2.13LIST OF STOCKHOLDERS ENTITLED TO VOTE
The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting. Such list shall be arranged in alphabetical order, and show the address of each stockholder and the number of shares registered in the name of each stockholder; provided that the Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
2.14CONDUCT OF BUSINESS
Meetings of stockholders shall be presided over by the chairman of the board of directors, if any, or in his or her absence by the president, or in his or her absence by a vice president, or in the absence of the foregoing persons by a chairman designated by the board of directors, or in the absence of such designation by a chairman chosen at the meeting. The secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such matters as the regulation of the manner of voting and conduct of business. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time.

2.15INSPECTORS OF ELECTIONS
In advance of any meeting of stockholders, the board of directors or the chairman of the meeting shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. The chairman of the meeting may designate one or more persons as alternate inspectors to replace any inspector who fails or is unable to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. At each meeting of stockholders, the inspector(s) shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s), and certify the inspectors’ determination of the number of shares represented at the meeting and the count of all votes and ballots. The inspector(s) may appoint or retain other persons or entities to assist the inspector(s) in the performance of the duties of the inspector(s). Any report or certificate made by the inspector(s) shall be prima facie evidence of the facts stated therein.
ARTICLE III

DIRECTORS
3.1POWERS
Subject to the provisions of the DGCL and any limitations in the Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.
3.2NUMBER AND ELECTION
The authorized number of directors of the Corporation shall be fixed from time to time exclusively by resolution of the board of directors; provided that no such resolution shall have the effect of reducing the authorized number of directors to less than the number of directors in office as of the time the resolution shall take effect.
Each director shall be elected by the vote of the majority of the votes cast with respect to the nominee at any meeting for the election of directors at which a quorum is present; provided that the directors shall be elected by the vote of a plurality of the votes cast at any meeting for which (i) the secretary of the Corporation receives a notice of a stockholder’s intention to nominate a person or persons for election to the board of directors in compliance with the advance notice provisions of Section 2.5 of these Bylaws, including Section 2.5(iii), and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting of stockholders. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.
3.3CLASSES OF DIRECTORS
Each director shall be elected to hold office until the next annual meeting of stockholders.
Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

3.4RESIGNATION AND VACANCIES
Any director may resign at any time upon written notice or by electronic transmission to the Corporation. Stockholders may remove directors with or without cause in accordance with the provisions of the Certificate of Incorporation. Any vacancy occurring in the board of directors may be filled by (i) a majority of the remaining members of the board of directors, although such majority is less than a quorum, or (ii) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors voting together as a single class, and each director so elected shall hold office until the expiration of the term of office of the director whom he has replaced.
Unless otherwise provided in the Certificate of Incorporation or these Bylaws:
(i)Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
(ii)Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.
If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL. If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the Whole Board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.
3.5PLACE OF MEETINGS; MEETINGS BY TELEPHONE
The board of directors of the Corporation may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.6REGULAR MEETINGS
Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.
3.7SPECIAL MEETINGS; NOTICE

Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board of directors.
Notice of the time and place of special meetings shall be (i) delivered personally by hand, by courier or by telephone to each director, (ii) sent by first-class mail, postage prepaid, or (iii) sent by electronic transmission, directed to each director at that director’s address, telephone number or electronic mail address, as the case may be, as it is shown on the records of the Corporation.
If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is (i) delivered personally by hand, by courier or by telephone or (ii) sent by electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting; provided that in the case of a special meeting called by the chairman of the board of directors where exigent circumstances are deemed by the chairman of the board of directors to exist, notice of such meeting may be given by any of the means described above with less than twenty-four (24) hours before such meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting, if the meeting is to be held at the principal executive office of the Corporation, or the purpose of the meeting.
3.8QUORUM
At all meetings of the board of directors, a majority of the authorized number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.
3.9WAIVER OF NOTICE
Whenever notice is required to be given under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.
3.10ADJOURNED MEETING; NOTICE
If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.11CONDUCT OF BUSINESS
Meetings of the board of directors shall be presided over by the chairman of the board, if any, or in his or her absence by the chief executive officer, or in their absence by a chairman chosen at the meeting. The chairman of any meeting shall determine the order of business and the procedures at the meeting.

3.12BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
3.13FEES AND COMPENSATION OF DIRECTORS
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the board of directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
3.14REMOVAL OF DIRECTORS
Unless otherwise restricted by statute, by the Certificate of Incorporation or by these Bylaws, any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors. If at any time a class or series of shares is entitled to elect one or more directors, the provisions of this Article 3.14 shall apply to the vote of that class or series and not to the vote of the outstanding shares as a whole.
3.15DIRECTOR INDEPENDENCE
The board of directors must satisfy the independence requirements of the primary stock exchange on which the Corporation’s securities are listed and any other requirements of applicable law, including the applicable rules and regulations of the Securities and Exchange Commission.
ARTICLE IV

COMMITTEES
4.1COMMITTEES OF DIRECTORS
The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, with each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors or these Bylaws, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) amend the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the DGCL, fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation), (ii) adopt an agreement of merger or consolidation under Sections 251 or 252 of the DGCL, (iii) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, (iv) recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or (v) amend the Bylaws of the Corporation; and, unless expressly provided in the resolutions of the board of directors, these Bylaws or the Certificate of Incorporation, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL.
4.2COMMITTEE MINUTES
Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
4.3MEETINGS AND ACTION OF COMMITTEES
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these Bylaws, Section 3.5 (place of meetings; meetings by telephone), Section 3.6 (regular meetings), Section 3.7 (special meetings; notice), Section 3.8 (quorum), Section 3.9 (waiver of notice), Section 3.10 (adjourned meeting; notice), Section 3.11 (conduct of business) and 3.12 (board action by written consent without a meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the board of directors and its members; provided, however, that the time of regular meetings of committees may also be called by resolution of the board of directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.
ARTICLE V

OFFICERS
5.1OFFICERS
The officers of the Corporation shall be a chief executive officer, one or more vice presidents, a secretary and a chief financial officer. The Corporation may also have, at the discretion of the board of directors, a chairman of the board, a president, a chief operating officer, one or more executive, senior or assistant vice presidents, assistant secretaries, a treasurer and any such other officers as may be appointed in accordance with the provisions of Section 5.2 of these Bylaws. Any number of offices may be held by the same person.
5.2APPOINTMENT OF OFFICERS
Except as otherwise provided in this Section 5.2, the officers of the Corporation shall be appointed by the board of directors, subject to the rights, if any, of an officer under any contract of employment. The board of directors may appoint, or empower an officer to appoint, such officers and agents of the business as the Corporation may require (whether or not such officer or agent is described in this Article V), each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the board of directors may from time to time determine. Any vacancy occurring in any office of the Corporation shall be filled by the board of directors or may be filled by the officer, if any, who appointed such officer.
5.3REMOVAL AND RESIGNATION OF OFFICERS
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors or, in the case of an officer appointed by another officer, by such other officer.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.4CHAIRMAN OF THE BOARD
The chairman of the board, if such an officer be elected, shall, if present, preside at meetings of the board of directors and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the board of directors or as may be prescribed by these Bylaws, including, without limitation, (i) serving as a facilitator for communication between the officers of the Corporation and the board of directors and providing guidance to the chief executive officer and senior management and (ii) enhancing relationships with the Corporation’s key partners and investors and representing the Corporation externally with all stakeholders.
5.5CHIEF EXECUTIVE OFFICER
The Chief Executive Officer of the Corporation shall, subject to the control of the board of directors, have general supervision, direction and control of the business and the officers of the Corporation. He or she shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairman of the Board at all meetings of the board of directors. He or she shall have the general powers and duties of management usually vested in the chief executive officer of a Corporation, including general supervision, direction and control of the business and supervision of other officers of the Corporation, and shall have such other powers and duties as may be prescribed by the board of directors or these Bylaws.
The Chief Executive Officer shall, without limitation, have the authority to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the Corporation.
5.6PRESIDENT
Subject to such supervisory powers as may be given by these Bylaws or the board of directors to the Chairman of the Board or the Chief Executive Officer, if there be such officers, the president shall have general supervision, direction and control of the business and supervision of other officers of the Corporation, and shall have such other powers and duties as may be prescribed by the board of directors or these Bylaws. In the event a chief executive officer shall not be appointed, the president shall have the duties of such office.
5.7VICE PRESIDENT
In the absence or disability of the president, the vice presidents, if any, in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the chief executive officer and when so acting shall have all the powers of, and be subject to all the restrictions upon, the chief executive officer. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the board of directors, these Bylaws, the chief executive officer or the chairman of the board.
5.8SECRETARY
The secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the board of directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof.
The secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, as determined by resolution of the board of directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the board of directors required to be given by law or by these Bylaws. He shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the board of directors or by these Bylaws.
5.9CHIEF FINANCIAL OFFICER
The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any director.
The chief financial officer shall deposit all money and other valuables in the name and to the credit of the Corporation. He shall disburse the funds of the Corporation as may be ordered by the board of directors, shall render to the chief executive officer and directors, whenever they request it, an account of all of his or her transactions as chief financial officer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the board of directors or these Bylaws.
5.10ASSISTANT SECRETARY
The assistant secretary, or, if there is more than one, the assistant secretaries in the order determined by the stockholders or board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors or the stockholders may from time to time prescribe.
5.11AUTHORITY AND DUTIES OF OFFICERS
In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the board of directors or the stockholders.
ARTICLE VI

INDEMNITY
6.1THIRD-PARTY ACTIONS
The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was a director or officer, or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, any predecessor of the Corporation, or any subsidiary of the Corporation, as a director or officer of another corporation, partnership, joint venture trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, as an employee or agent of another corporation, partnership, joint venture trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Corporation, any predecessor of the Corporation, or any subsidiary of the

Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
6.2ACTIONS BY OR IN THE RIGHT OF THE CORPORATION
The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, or is or was serving at the request of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, to procure a judgment in its favor by reason of the fact that he or she is or was an employee or agent of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, or is or was serving at the request of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
6.3SUCCESSFUL DEFENSE
To the extent that a director or officer of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
6.4DETERMINATION OF CONDUCT

Any indemnification under Sections 6.1 and 6.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 6.1 and 6.2. Such determination shall be made (i) by the board of directors or the executive committee by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) or if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.
6.5PAYMENT OF EXPENSES IN ADVANCE
Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VI.
6.6INDEMNITY NOT EXCLUSIVE
The indemnification and advancement of expenses provided or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights or limiting any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise or the Certificate of Incorporation, both as to action in his or her official capacity and as to action in another while holding such office.
6.7INSURANCE INDEMNIFICATION
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, any predecessor of the Corporation, or any subsidiary of the Corporation, or is or was serving at the request of the Corporation, as a director, or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.
6.8THE CORPORATION
For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers so that any person who is was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under and subject to the provisions of this Article VI (including, without limitation, the provisions of Section 6.4) with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
6.9EMPLOYEE BENEFIT PLANS
For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer, of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.
6.10CONTINUATION OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
6.11INDEMNITY FUND
Upon resolution passed by the board of directors, the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or similar arrangements), to ensure the payment of certain of its obligations arising under this Article VI and/or agreements which may be entered into between the Corporation and its officers and/or directors from time to time.
6.12INDEMNIFICATION OF EMPLOYEES AND AGENTS
The Corporation may, to the extent authorized from time to time by (i) the board of directors or (ii) the Chief Executive Officer, President, Secretary or Chief Financial Officer (so long as such officer in this clause (ii) is disinterested at the time of such decision), provide rights to indemnification and to the advancement of expenses to non-executive employees and agents of the Corporation similar to those conferred in this Article VI to directors and officers of the Corporation.
ARTICLE VII

RECORDS AND REPORTS
7.1MAINTENANCE AND INSPECTION OF RECORDS
The Corporation shall, either at its principal executive office or at such place or places as designated by the board of directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, and other records.
Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business or on a reasonably accessible electronic network to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business.
7.2INSPECTION BY DIRECTORS

Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.
7.3REPRESENTATION OF SHARES OF OTHER ENTITIES
The chairman of the board, the chief executive officer, any vice president, the chief financial officer, the secretary or assistant secretary of this Corporation, or any other person authorized by the board of directors or the chief executive officer or a vice president, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other entity or entities standing in the name of this Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
ARTICLE VIII

GENERAL MATTERS
8.1NOTICE
Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given in writing directed to such director’s, committee member’s or stockholder’s mailing address (or by electronic transmission directed to such director’s, committee member’s or stockholder’ electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such director’s, committee member’s or stockholder’s address or (c) if given by electronic mail, when directed to such director’s, committee member’s or stockholder’s electronic mail address unless such director, committee member or stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the under applicable law, the Certificate of Incorporation or these Bylaws. Without limiting the manner by which notice otherwise may be given effectively to stockholders, but subject to Section 232(e) of the DGCL, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation.
8.2CHECKS
From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.
8.3EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

The board of directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
8.4STOCK CERTIFICATES; PARTLY PAID SHARES
The shares of the Corporation shall be represented by certificates; provided that the board of directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairman or vice-chairman of the board of directors, or the president or vice-president, and by the chief financial officer, treasurer or an assistant treasurer, or the secretary or an assistant secretary of such Corporation representing the number of shares registered in certificate form. Any and all of the signatures on the certificates may be by electronic means (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law). In case any officer, transfer agent or registrar who has signed or whose electronic signature has been placed upon a certificate has to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
8.5SPECIAL DESIGNATION ON CERTIFICATES
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 8.5 or Sections 156, 202(a) or 218(a) of the DGCL or with respect to this

Section 8.5 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
8.6LOST CERTIFICATES
Except as provided in this Section 8.6, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
8.7CONSTRUCTION; DEFINITIONS
Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes natural persons, entities and organizations, including corporations, partnerships, associations, and LLCs.
8.8DIVIDENDS
The directors of the Corporation, subject to any restrictions contained in the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock pursuant to the DGCL. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock.
The directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
8.9FISCAL YEAR
The fiscal year of the Corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.
8.10SEAL
The Corporation may adopt a corporate seal, which may be altered at pleasure, and may use the same by causing it or an electronic version thereof to be impressed or affixed or in any other manner reproduced.
8.11TRANSFER OF STOCK
Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate or uncertificated shares to the person entitled thereto, cancel the old certificate, and record the transaction in its books.
8.12STOCK TRANSFER AGREEMENTS
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
8.13REGISTERED STOCKHOLDERS
The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE IX

AMENDMENTS
The original or other Bylaws of the Corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend or repeal Bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws.
ARTICLE X

DISSOLUTION
If it should be deemed advisable in the judgment of the board of directors of the Corporation that the Corporation should be dissolved, the board, after the adoption of a resolution to that effect by a majority of the whole board at any meeting called for that purpose, shall cause notice to be mailed to each stockholder entitled to vote thereon of the adoption of the resolution and of a meeting of stockholders to take action upon the resolution.
At the meeting a vote shall be taken for and against the proposed dissolution. If a majority of the outstanding stock of the Corporation entitled to vote thereon votes for the proposed dissolution, then a certificate stating that the dissolution has been authorized in accordance with the provisions of Section 275 of the DGCL and setting forth the names and residences of the directors and officers shall be executed, acknowledged, and filed and shall become effective in accordance with Section 103 of the DGCL. Upon such certificate’s becoming effective in accordance with Section 103 of the DGCL, the Corporation shall be dissolved.
ARTICLE XI

CUSTODIAN
11.1APPOINTMENT OF A CUSTODIAN IN CERTAIN CASES

The Court of Chancery, upon application of any stockholder, may appoint one or more persons to be custodians and, if the Corporation is insolvent, to be receivers, of and for the Corporation when:
(i)at any meeting held for the election of directors the stockholders are so divided that they have failed to elect successors to directors whose terms have expired or would have expired upon qualification of their successors;
(ii)the business of the Corporation is suffering or is threatened with irreparable injury because the directors are so divided respecting the management of the affairs of the Corporation that the required vote for action by the board of directors cannot be obtained and the stockholders are unable to terminate this division; or
(iii)the Corporation has abandoned its business and has failed within a reasonable time to take steps to dissolve, liquidate or distribute its assets.
11.2 DUTIES OF CUSTODIAN
The custodian shall have all the powers and title of a receiver appointed under Section 291 of the DGCL, but the authority of the custodian shall be to continue the business of the Corporation and not to liquidate its affairs and distribute its assets, except when the Court of Chancery otherwise orders and except in cases arising under Sections 226(a)(3) or 352(a)(2) of the DGCL.
ARTICLE XII

LOANS TO OFFICERS
Subject to applicable law, the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the board of directors, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.
ARTICLE XIII

FORUM SELECTION
13.1FORUM.
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the sole and exclusive forum for (i) any derivative action or proceeding asserting a claim brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Corporation’s Restated Certificate of Incorporation or these Bylaws (in each case, as may be amended from time to time), (iv) any action or proceeding asserting a claim as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware, or (v) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of

Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware), in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed (a) to have notice of and consented to the provisions of this Article XIII, (b) to consent to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) in any proceeding brought to enjoin, or otherwise enforce this Article XIII with respect to, any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article XIII and (c) to consent to having service of process made upon such person or entity in any proceeding by service upon such person’s or entity’s counsel in such proceeding for such person or entity. Unless the Corporation gives an alternative forum consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.
13.2ENFORCEABILITY.
If any provision of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

SECRETARY’S CERTIFICATE OF ADOPTION OF BYLAWS
OF
JUNIPER NETWORKS, INC.
The undersigned does hereby certify:
1.I am the duly elected and acting Secretary of Juniper Networks, Inc., a Delaware corporation.
2.The foregoing Amended and Restated Bylaws consisting of 39 pages constitute the Amended and Restated Bylaws of the Corporation as adopted by the directors of the Corporation effective as of May 11, 2022.
IN WITNESS WHEREOF, I hereunto subscribe my name effective this 11th day of May, 2022.
By:    /s/ Robert Mobassaly